As filed with the Securities and Exchange Commission on July 20, 2006

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BURLINGTON NORTHERN SANTA FE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	41-1804964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2650 Lou Menk Drive, Fort Worth, Texas 76131-2830

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Burlington Northern Santa Fe

Investment and Retirement Plan

(Full title of the plan)

Jeffrey R. Moreland, 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, (817) 352-1350

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee
Common Stock, $.01 par value**	4,250,000 shares	$72.45	$307,912,500	$32,947

*	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for purposes of determining the registration fee on the basis of the average of the high ($73.36) and low prices ($71.54) for the Common Stock as reported on the New York Stock Exchange on July 14, 2006.
**	Pursuant to Rule 416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statement on Form S-8, File No. 333-19241, are incorporated herein by reference. This registration statement covers 4,250,000 additional shares under the Burlington Northern Santa Fe Investment and Retirement Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by Burlington Northern Santa Fe Corporation (the “Company” or “BNSF”) or the Plan with the Securities and Exchange Commission (“SEC”), are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2005;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(c) The Company’s Current Reports on Form 8-K filed on February 21, 2006 and April 24, 2006;

(d) The Plan’s Annual Report on Form 11-K for the year ended December 31, 2005; and

(e) The description of the common stock, $.01 par value per share, of the Company contained in the section entitled “Certain Additional Information Concerning Holdings” from the Prospectus dated January 13, 1995, included as part of the Registration Statement on Form S-4 (No. 33-57069) of the Company.

All documents subsequently filed by the Company or the Plan pursuant to Sections 13 (a), 13 (c), 14 and 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 8. Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Index to Exhibits which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation, by-laws or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on July 20, 2006.

BURLINGTON NORTHERN SANTA FE CORPORATION

By:	/s/ Matthew K. Rose

Matthew K. Rose Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes any Authorized Officer acting alone to execute in the name of such person and in the capacity indicated below, and to file, any amendments to this registration statement which any Authorized Officer deems necessary or advisable and to take any other action on behalf of such person which any Authorized Officer deems necessary or advisable in connection therewith. The term “Authorized Officer” as applied with respect to any action taken pursuant to this power of attorney means (1) any person who is the registrant’s Chairman, President and Chief Executive Officer, Executive Vice President and Chief Financial Officer or Executive Vice President-Law & Government Affairs and Secretary at the time such action shall be taken and (2) any other officer of the registrant or a wholly-owned subsidiary of the registrant who shall be authorized by any person identified in clause (1) to act as an Authorized Officer for purposes of this paragraph.

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities indicated on July 20, 2006.

/s/ Matthew K. Rose
Matthew K. Rose Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Thomas N. Hund
Thomas N. Hund Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Paul W. Bischler
Paul W. Bischler Vice President and Controller (Principal Accounting Officer)

/s/ Alan L. Boeckmann
Alan L. Boeckmann Director

/s/ Donald G. Cook
Donald G. Cook Director

/s/ Vilma S. Martinez
Vilma S. Martinez Director

/s/ Marc F. Racicot
Marc F. Racicot Director

/s/ Roy S. Roberts
Roy S. Roberts Director

/s/ Marc J. Shapiro
Marc J. Shapiro Director

/s/ J.C. Watts, Jr.

J.C. Watts, Jr. Director

/s/ Robert H. West

Robert H. West Director

/s/ J. Steven Whisler

J. Steven Whisler Director

/s/ Edward E. Whitacre, Jr.

Edward E. Whitacre, Jr. Director

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas on July 20, 2006

BURLINGTON NORTHERN SANTA FE INVESTMENT AND RETIREMENT PLAN

By:	/s/ Jeanne E. Michalski

Jeanne E. Michalski Vice President – Human Resources and Medical

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of BNSF (amended as of April 21, 1998). Incorporated by reference to Exhibit 3.1 to BNSF’s Report on Form 10-Q for the quarter ended June 30, 1998 (SEC File No. 1-11535). Certificate of Elimination of the Designation of the 6 1/4% Cumulative, Convertible Preferred Stock, Series A, $0.02 Par Value. Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series B, $0.01 Par Value. Incorporated by reference to Exhibit 4.1 to BNSF’s Form 8-A 12B filed December 23, 1999 (SEC File No. 1-11535). Certificate of Increase in the Number of Authorized Shares of Junior Participating Preferred Stock, Series B, $0.01 Par Value. Incorporated by reference to Exhibit 3.1 to BNSF’s Report on Form 10-K for the fiscal year ended December 31, 2001 (SEC File No. 1-11535).

4.2	By-Laws of Burlington Northern Santa Fe Corporation, as amended and restated, dated December 8, 2005. Incorporated by reference to Exhibit 3.1 to BNSF’s Form 8-K dated December 8, 2005.

4.3	Burlington Northern Santa Fe Investment and Retirement Plan as restated to incorporate the first through eleventh amendments and amendments twelfth through seventeenth thereto.

5	Neither an opinion concerning the Plan’s compliance with the requirements of the Employee Retirement Income Security Act of 1974 nor an Internal Revenue Service (“IRS”) determination letter is required because the Plan has been or will be submitted to the IRS and the Company undertakes that it will make all changes required by the IRS to qualify the Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Whitley Penn LLP.

24	Powers of Attorney (included on the signature page of this registration statement).